Exhibit 10.1

Compensation for Outside Members of the Board of Directors

Compensation Element	Description
Initial Term	Directors will serve an initial three-year term.
Cash Compensation (1)
Directors will receive annual cash compensation of $60,000, inclusive of Board and committee meeting attendance fees. The Audit Committee and Compensation Committee Chair roles will receive an additional retainer of $10,000 for Audit and $6,000 for Compensation.

Equity Grant (1)	Directors will receive an annual equity grant with a value of $90,000. The equity grant will time vest annually over three years (i.e. 1/3, 1/3, 1/3).
Investment	Directors will hold a minimum of $250,000 in Rexnord stock within five years of appointment (including vested options).
Expenses	Rexnord will reimburse Directors for all reasonable out-of-pocket expenses related to their duties as a Director.
D&O Insurance	Rexnord will maintain D&O insurance of at least $50 million annually.
Indemnification	Rexnord will indemnify Directors to the fullest extent allowed by law.

(1) The cash compensation and equity grant will be prorated for partial year service (e.g., directors who join mid-fiscal year). Cash compensation is paid quarterly in arrears.

As of May 2015